Exhibit 99.1

NEWS

Contact:
Media:
Marcey Evans
1.313.594.4410
mevans13@ford.com

Investment Community:
Anne Bork
1.313.323.8221
abork@ford.com

Shareholder Inquiries:
1.800.555.5259 or
1.313.845.8540
stockinf@ford.com

Media Information Center
1.800.665.1515 or
1.313.621.0504
media@ford.com

Go to http://media.ford.com
for news release and
high-resolution photographs.

IMMEDIATE RELEASE
FORD BEATS 1ST QUARTER ESTIMATES
WITH NET PROFIT OF $896 MILLION

•	First quarter net income of $896 million, or 45 cents a share, exceeds First Call consensus estimate of 22 cents a share.

•	Automotive cash, marketable securities and VEBA assets of $26.6 billion – up $1.3 billion from Dec. 31.

•	On track to earn 70 cents a share in 2003 and to meet Revitalization Plan targets.

•	Corporate U.S. market share up 0.5 points year-over-year to 21.2 percent in the first quarter.

•	Pre-tax worldwide automotive earnings of $659 million.

DEARBORN, Mich., April 16 – Ford Motor Company [NYSE: F] today reported net income of $896 million, or 45 cents a share, for the first quarter of 2003.

This compares with a net loss of $1.1 billion, or 61 cents a share, in the first quarter of 2002. The loss from continuing operations in the first quarter of 2002 was $80 million, or 5 cents a share.

Ford Motor Company’s income before taxes was $1.3 billion during the first quarter of 2003, compared with a $27 million loss in the first quarter of 2002.

Ford’s first quarter revenue rose to $40.9 billion, from $39.5 billion during last year’s first quarter. Worldwide vehicle unit sales in the 2003 first quarter were 1,726,000, up 3 percent from 1,675,000 a year ago.

“Our first quarter performance demonstrates that the acceleration of our cost-cutting actions and the management team’s focus on improving our core business are making a difference,” said Bill Ford, chairman and CEO. “Our overall financial results continue to improve, our first quarter U.S. market share is up from last year, and we are gaining momentum on most other fronts. In addition, we launched the new Jaguar XJ and are in the process of launching several other exciting new products, such as the all-new Ford Focus C-MAX in Europe and the highly anticipated Ford F-150 pickup truck in the U.S.”

During the first quarter, Ford’s corporate U.S. market share was 21.2 percent. Ford’s corporate U.S. market share has improved since the first quarter of 2002, when it was 20.7 percent.

New Segment Reporting
As disclosed in the company’s 2002 10-K report, beginning with the 2003 first quarter, Ford is expanding the number of operating segments by reporting two segments within its Automotive sector – North America and International.

The North America Automotive segment includes the sale of Ford, Lincoln and Mercury cars and trucks in the U.S., Canada and Mexico, and the associated costs to design, develop, manufacture and service these vehicles. The International Automotive segment includes the sale of Ford brand vehicles outside of North America and the sale of Premier Automotive Group brand vehicles (i.e., Aston Martin, Jaguar, Land Rover and Volvo) throughout the world (including North America), together with the associated costs to design, develop, manufacture and service these vehicles. Ford is providing separate results for the business units within the International Automotive segment (i.e., Ford-brand Europe, Ford-brand South America, Ford-brand Asia Pacific and the Premier Automotive Group).

Previously, the company reported Automotive financial results on a geographic/legal entity basis. The new segment reporting will be on a business-unit basis consistent with the way these two segments are managed. Costs for each segment and business unit within each segment will reflect absolute corporate costs, eliminating the effect of transfer prices for vehicles, components and product development that were previously reflected in geographic results. Net interest expense and results of other non-core Automotive businesses will be reported centrally; these were previously included in geographic results.

These changes are being made to reflect organizational changes resulting from the appointment of executive vice presidents to lead North American and International Automotive Operations.

AUTOMOTIVE SECTOR

On a pre-tax basis, Ford’s automotive sector earned $659 million during the first quarter of 2003, compared with a loss of $370 million a year ago.

Worldwide automotive revenue improved by $2 billion from $32.2 billion during the first quarter of 2002 to $34.2 billion in the first quarter of 2003.

Automotive cash, marketable securities and Voluntary Employee Beneficiary Association (VEBA) assets at March 31 rose to $26.6 billion, up from $25.3 billion at the end of 2002, more than accounted for by positive operating cash flow and the effect of tax refunds.

NORTH AMERICA AUTOMOTIVE

North America Automotive earned $1.2 billion on a pre-tax basis, compared with a pre-tax profit of $465 million in the first quarter of 2002. The improvement reflected strong cost performance, favorable mix and higher market share, offset partially by lower industry volume.

North America Automotive revenue in the first quarter of 2003 rose to $22.2 billion, compared with $21.5 billion in the first quarter of 2002.

INTERNATIONAL AUTOMOTIVE

The 2003 first-quarter pre-tax loss for International Automotive narrowed to $353 million, from a loss of $469 million during the first quarter of 2002.

First-quarter 2003 revenue for International Automotive increased to $12.0 billion, compared with $10.4 billion during the first quarter last year.

Ford-brand Europe: Ford-brand Europe incurred a pre-tax loss of $249 million in the first quarter of 2003, compared with a pre-tax loss of $268 million during the same period a year ago. The improvement is explained by better cost performance, offset largely by lower net pricing. Ford-brand Europe’s revenue in the first quarter rose to $5.0 billion, compared with $4.1 billion during the first quarter of 2002.

Ford-brand South America: The pre-tax loss for Ford-brand South America narrowed to $31 million during the first quarter, from a loss of $85 million during the first quarter a year ago. The improvement reflected higher market share, continued cost reductions and higher net pricing, partially offset by lower industry volume. Revenue in South America was $330 million in the first quarter, compared with $396 million in the first quarter of 2002. The impact of a weaker Brazilian Real more than offset improved unit volume, resulting in the decline in revenue.

Ford-brand Asia-Pacific: During the first quarter of 2003, Ford-brand Asia-Pacific incurred a pre-tax loss of $26 million, compared with a loss of $39 million in the 2002 first quarter. The improvement reflected higher volume from the introduction of new products, primarily the all-new Falcon in Australia. Revenue improved to $1.3 billion, compared with $1.0 billion during the first quarter of 2002.

Premier Automotive Group (PAG): PAG reported a pre-tax loss of $88 million in the first quarter of 2003, compared with a pre-tax loss of $70 million during the first quarter of 2002. The decline primarily reflected lower net pricing, as well as lower volume associated with the production ramp-up of the all-new Jaguar XJ, largely offset by improved mix resulting from the all-new XC90 at Volvo and Range Rover at Land Rover. First-quarter revenue for PAG rose to $5.4 billion, from $4.9 billion a year ago.

FORD CREDIT

Ford Motor Credit Company reported net income of $442 million in the first quarter of 2003, up $186 million from earnings of $256 million in the same period a year ago. The increase primarily reflected a lower provision for credit losses and the net favorable impact of receivables sales, offset partially by the unfavorable impact of a lower level of managed receivables.

On a pre-tax basis, Ford Credit earned $727 million in the first quarter, compared with $396 million in the first quarter of 2002.

HERTZ

Hertz reported a pre-tax loss of $59 million in the first quarter, the same as the pre-tax loss a year ago.

OUTLOOK

“The U.S. economy is certainly continuing to feel the effects of the geopolitical uncertainty we have faced over the last several months,” said Allan Gilmour, vice chairman and chief financial officer. “Despite consumer confidence being down so significantly, Ford Motor Company has earned a profit in the automotive sector, improved revenue, accelerated cost reductions and generated positive operating cash flow, showing that we are staying clearly focused on our goals. Our task is to continue to deliver on our objectives throughout the remainder of 2003 and beyond.”

Ford expects to earn about 10 cents a share in the second quarter of 2003, which would result in first-half 2003 earnings of about 55 cents a share.

Investors and media can hear a review of first quarter results by Allan Gilmour, vice chairman and chief financial officer, via conference call at 703-871-3025 or on the Internet at http://www.shareholder.ford.com. Supporting presentation material will be available at the same Internet address. The presentation will begin at 8:30 a.m. EDT, April 16. The company will also conduct a conference call at 1:00 p.m. EDT, April 16, with Don Leclair, vice president and controller to address additional questions about the company’s segment reporting changes. The call can be accessed by dialing 703-871-3025. A listen-only web cast will also be available on the Internet at http://www.shareholder.ford.com.

Ford Motor Company, headquartered in Dearborn, Michigan, is the world’s second largest automaker, with approximately 335,000 employees in 200 markets on six continents. Its automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Quality Care and Hertz. Ford Motor Company will observe its 100th anniversary on June 16, 2003.

- # # # -

Statements included or incorporated by reference herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition in the U.S. and Europe resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	work stoppages at key Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in South America or Asia;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	a further credit rating downgrade;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, act of war or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.